                                                                      EXHIBIT 99


For Immediate Release


               SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
                     ITS SECOND QUARTER ENDED JUNE 30, 2002

         MT. LAUREL, NEW JERSEY, AUGUST 19, 2002 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) announced today that revenue for the second quarter ended June 30, 2002 was $34,409,000, compared to $32,479,000 for the second quarter last year, an increase of $1,930,000, or 6%. Net income from continuing operations was $331,000, or $0.06 per diluted share, compared to net loss of ($2,726,000), or ($0.48) per diluted share, for the same period in 2001. Discontinued operations had no impact on income in the current quarter, compared to a net loss of ($2,586,000), or ($0.45) per diluted share, in the second quarter of 2001.

         The net loss from continuing operations for the second quarter of 2001 included goodwill amortization of $102,000, which, if not included consistent with reporting in 2002, would have reduced the net loss from continuing operations for the second quarter 2001 to ($2,624,000).

         Net sales from continuing operations for the six months ended June 30, 2002 were $67,356,000, compared to net sales of $70,061,000 for the six months ended June 30, 2001, a decrease of $2,705,000, or 4%. Net loss from continuing operations for the six months ended June 30, 2002 was ($358,000), or ($0.06) per diluted shared, compared to net loss of ($2,215,000), or ($0.39) per diluted share, for the same period last year. Discontinued operations contributed net income of $313,000, or $.05 per diluted share, for the six months ended June 30, 2002, compared to a net loss of ($2,618,000), or ($0.46) per diluted share for the same period last year.

         The net loss from continuing operations for the six months ended June 30, 2001 included goodwill amortization of $185,000, which, if not included consistent with reporting in 2002, would have reduced the net loss from continuing operations for the six months ended June 30, 2001 to ($2,030,000).

         Consolidated net sales from continuing operations for the three-month period ended June 30,2002 increased by $1.9 million, or 6%, compared to the same quarter last year. This was due to significant increases in sales at Teal, MTI, and RFL. Sales at Condor decreased by $2.8 million, or 23%. Condor's sales were adversely impacted by its reduction of a significant amount of products offered under its telecommunications-related product line. EME, which had a marginal increase in sales, was principally affected by lower sales in the European commercial aerospace market.

         The Company had income from operations of $711,000 for the three-month period ended June 30, 2002, as compared to an operating loss of $4,084,000 for the corresponding prior period last year. During the quarter ended June 30, 2001, the Company recorded (a) a charge of $1,108,000 as a result of the restructuring charges recorded at Condor, and (b) an inventory write down of $2,890,000 due to the decline in orders in the telecommunication business at Condor.

         Without these charges the Company would have recorded an operating loss of ($86,000) for the quarter ended June 30, 2001. There were no significant restructuring charges or write-downs recorded in the quarter ended June 30, 2002. The current quarter's operating income does not include any goodwill amortization. The gross amount of goodwill amortized in the prior year quarter was $166,000.

         During the first six months of 2002, the Company generated adequate amounts of cash to meet its operating needs. During the first six months of 2002, Teal, RFL and MTI produced positive cash flow, aggregating approximately $5,000,000. Condor, EME and Surf Tech experienced negative cash flow for the same period. Condor's cash flow was negatively impacted by $575,000 of payments against its restructuring reserve and deferred compensation payments of $1,252,000. Without these cash payments, Condor would have been cash flow positive. EME experienced negative cash flow primarily due to the pay down of debt and performance under a long-term contract for which it received a large cash advance in 2001. Surf Tech's negative cash flow was primarily due to its consolidation into one location. With the exception of Surf Tech and the segment that consists primarily of corporate office expenses and accruals not specifically allocated to the reportable business units, all of the Company's operating segments were profitable at the operating level for the first six months of 2002. Surf Tech's operating loss was $485,000. Surf Tech is facing historically low demand in its marketplace and its operations have been consolidated into one facility. The Company incurred during the six months ended June 30, 2002, (a) special charges of $1,834,000 related to the change-of-control and proxy costs, and (b) an addition of $1,202,000 to the reserve for environmental matters, professional fees and other expenses. Please see the Company's Form 10-Q for the quarterly period ended June 30, 2002 for data regarding the results of operations of the Company's business units.

         As of June 30, 2002, the Company had principal debt outstanding of $20.3 million under its revolving credit facility, as compared to $35.7 million at December 31, 2001. At August 16, 2002, the principal debt outstanding under the revolving credit facility had decreased to approximately $18.8 million, principally as the result of the collection of approximately $1.4 million in German tax refunds.

         On July 18, 2002 the Company sold its real property located in Auburn, New York for $175,000 in cash. The Auburn property is the former industrial site of SL Auburn, Inc., a manufacturer of spark plugs and ignition systems. SL Auburn, Inc. was sold by the Company in May 1997. The gain from this transaction will be recorded in the Company's third quarter financial results.

         On August 9, 2002, the Company received a "Demand for Arbitration" with respect to a claim of $578,000 from a former vendor of SL Waber. The assets of SL Waber were sold in 2001. The claim concerns a dispute for alleged failure to pay for goods under a Supplier Agreement. The Company believes this claim is without merit and intends to vigorously pursue its defenses with respect to this claim and may bring counter claims against the vendor. Notwithstanding the outcome of these allegations, the Company believes that this arbitration will not have a material adverse effect on its business or operations.

         The Company reported net new orders of $38,520,000 in the second quarter of 2002, compared to net new orders of $37,347,000 in the second quarter of 2001. Backlog at June 30, 2002 was $61.5 million, as compared to $60.4 million a year earlier.

         Commenting on the results, Warren Lichtenstein, Chairman and Chief Executive Officer of SL Industries, Inc., said, "The financial results represent the first quarterly profit reported by the Company in over a year. With the exception of continued softness in the semiconductor and commercial aerospace industries, the Company experienced stable sales in its served market niches. The sales decrease for the six months largely represents the Company's strategic withdrawal of several product offerings in the telecommunications market."

         Lichtenstein continued, "We are also making progress on a number of corporate initiatives. The Company's financial advisor, Imperial Capital, LLC, is beginning the process of contacting financial and strategic buyers to consider a sale of all or part of the Company's business. At the same time, management is in discussions with a number of commercial lenders to secure new long-term financing to replace the Company's current line of credit. In addition, we recently promoted James Taylor to Chief Executive Officer of the newly established Power Electronics Group, which is comprised of the Company's Condor D.C. Power Supplies and Teal Electronics subsidiaries. Jim has done an excellent job as president of Teal and we are confident that his energy and talent will allow the Power Electronics Group to achieve its full potential."

                               ABOUT SL INDUSTRIES

         SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slpdq.com.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                                (table attached)

                               SL INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                 Three-Months Ended *             Six-Months Ended *
                                                                       June 30,                        June 30,
                                                                   2002           2001            2002            2001
                                                             --------------- --------------  -------------- ---------------
Net sales                                                      $ 34,409,000   $ 32,479,000    $ 67,356,000    $ 70,061,000
                                                             --------------- --------------  -------------- ---------------
Cost and expenses:
  Cost of products sold                                          23,369,000     22,486,000      44,702,000      47,774,000
  Write-down of inventory                                                 -      2,890,000               -       2,890,000
  Engineering and product development                             1,834,000      2,253,000       4,050,000       4,581,000
  Selling, general and administrative                             7,576,000      6,659,000      14,862,000      13,489,000
  Depreciation and amortization                                     870,000      1,167,000       1,744,000       2,313,000
  Special charges                                                     9,000              -       1,834,000               -
  Restructuring costs                                                40,000      1,108,000         265,000       1,108,000
                                                             --------------- --------------  -------------- ---------------
Total cost and expenses                                          33,698,000     36,563,000      67,457,000      72,155,000
                                                             --------------- --------------  -------------- ---------------
Income (loss) from operations                                       711,000     (4,084,000)       (101,000)     (2,094,000)

Other income (expense):
  Interest income                                                    62,000        107,000         140,000         179,000
  Interest expense                                                 (431,000)      (757,000)       (985,000)     (1,460,000)
                                                             --------------- --------------  -------------- ---------------
Income (loss) from continuing operations before
  income taxes                                                      342,000     (4,734,000)       (946,000)     (3,375,000)
Income tax provision (benefit)                                       11,000     (2,008,000)       (588,000)     (1,160,000)
                                                             --------------- --------------  -------------- ---------------
Income (loss) from continuing operations                            331,000     (2,726,000)       (358,000)     (2,215,000)
Discontinued operations (net of tax)                                      -     (2,586,000)        313,000      (2,618,000)
                                                             --------------- --------------  -------------- ---------------
Net income (loss)                                              $    331,000   $ (5,312,000)   $    (45,000)  $  (4,833,000)
                                                             =============== ==============  ============== ===============

BASIC NET INCOME (LOSS) PER COMMON SHARE
    Income (loss) from continuing operations                   $       0.06   $      (0.48)   $      (0.06)  $       (0.39)
    Discontinued operations (net of tax)                                  -          (0.45)           0.05           (0.46)
                                                             --------------- --------------  -------------- ---------------
    Net income (loss)                                          $       0.06   $      (0.93)   $      (0.01)  $       (0.85)
                                                             =============== ==============  ============== ===============

DILUTED NET INCOME (LOSS) PER COMMON SHARE
    Income (loss) from continuing operations                   $       0.06   $      (0.48)   $      (0.06)  $       (0.39)
    Discontinued operations (net of tax)                                  -          (0.45)           0.05           (0.46)
                                                             --------------- --------------  -------------- ---------------
    Net income (loss)                                          $       0.06   $      (0.93)   $      (0.01)  $       (0.85)
                                                             =============== ==============  ============== ===============

Shares used in computing basic net income (loss)
  per common share                                                5,894,000      5,705,000       5,839,000       5,690,000
Shares used in computing diluted net income (loss)
  per common share                                                5,930,000      5,705,000       5,839,000       5,690,000

* RECLASSIFIED FOR COMPARATIVE PURPOSES ONLY.

                               SL INDUSTRIES, INC.
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                                   (Unaudited)

                                                            Three-Months Ended               Six-Months Ended
                                                                 June 30,                        June 30,
                                                           2002            2001            2002            2001
                                                      -------------- ---------------- -------------- ----------------

Net income (loss)                                        $  331,000    $  (5,312,000)    $  (45,000)    $ (4,833,000)
  Other comprehensive income (loss):
  Currency translation adjustment, net of related
    taxes                                                   389,000          (38,000)       402,000          (26,000)
                                                      -------------- ---------------- -------------- ----------------
Comprehensive income (loss)                              $  720,000    $  (5,350,000)    $  357,000     $ (4,859,000)
                                                      ============== ================ ============== ================


                               SL INDUSTRIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        June 30,       December 31,
                                                          2002            2001
                                                      -------------- ----------------
                                                       (Unaudited)

Cash and cash equivalents                               $     2,722    $       6,577
Accounts receivable, net                                     21,762           36,041
Inventories, net                                             19,582           20,497
Other current assets                                          7,449            7,115
                                                      -------------- ----------------
       Total current assets                                  51,515           70,230
Property, plant and equipment, net                           18,574           18,829
Intangible assets, net                                       14,602           14,799
Other assets                                                  3,434            3,900
                                                      -------------- ----------------
        Total assets                                    $    88,125    $     107,758
                                                      ============== ================

Current liabilities                                     $    26,172    $      30,925
Long-term debt due within one year                           20,387           35,829
Other liabilities                                             7,085            7,800
Shareholders' equity                                         34,481           33,204
                                                      -------------- ----------------
        Total liabilities and shareholders' equity      $    88,125    $     107,758
                                                      ============== ================